Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Systems Corp. Acquires Chaparral Network Storage, Inc.

CARLSBAD, Calif.– Feb. 24, 2004 – Dot Hill Systems Corp. (NASDAQ:HILL) today announced that it has completed the acquisition of all of the outstanding shares of Chaparral Network Storage, Inc. The aggregate acquisition price was approximately $62 million in cash and the assumption of approximately $10.4 million in specified obligations.

Chaparral Network Storage, a privately held company based in Longmont, Colo., is a developer of specialized storage appliances as well as high-performance, mid-range RAID controllers and data routers. The acquisition of Chaparral will enable Dot Hill to increase the amount of proprietary technology within its storage systems, broaden its product line and diversify its customer base. Chaparral’s revenues for the nine months ended Dec. 31, 2003 were $8.7 million.

Dot Hill will retain all engineering personnel and certain facility support positions at the Longmont location which will operate as Dot Hill’s Controller Technology Center and regional office. The company will also continue to invest in technology at both the Carlsbad and Longmont facilities.

“Chaparral has an excellent reputation for providing world-class technologies to customers in data-rich environments such as entertainment, video and the enterprise,” said Jim Lambert, Dot Hill’s president and chief executive officer. “One of Dot Hill’s strategic goals is to increase the amount of proprietary intellectual property within our storage systems. We expect that this acquisition will enhance our technological edge and enable us to more fully control future product engineering, improve sales margins, increase our market share and better compete at the mid-range market level. The customers of both Dot Hill and Chaparral are also expected to benefit from the acquisition through the combined company’s enhanced flexibility and responsiveness and faster time to market.”

“Dot Hill has established itself as a leading storage player and is a natural fit for our technology,” said Victor Perez, chairman and chief executive officer of Chaparral Network Storage, Inc. “We are pleased to join the Dot Hill team, as they have a demonstrated record of success and a management philosophy that shares our corporate values and commitment to customers.”

The transaction is expected to have a dilutive effect on Dot Hill’s fully diluted earnings per share for the year ending Dec. 31, 2004, with total dilution of approximately $0.16 per share on a GAAP basis. Excluding the impact of a one-time charge for in-process research and development of approximately $5 million and amortization expense of approximately $1.8 million related to the approximately $12 million of other intangible assets, the transaction is expected to have a dilutive effect of $0.03 to $0.05 per fully diluted share for the year ending Dec. 31, 2004. The acquisition is anticipated to result in approximately $53 million of goodwill recorded by Dot Hill, however, this estimate is subject to change based on finalization of the report of the independent valuation specialist and management’s consideration of certain tax matters pertaining to the acquisition. The transaction is expected to become accretive in the first quarter of 2005, when Chaparral and Dot Hill technologies are integrated and Dot Hill realizes the benefits of the combined customer base. The accretive effect on Dot Hill’s fully diluted earnings per share is expected to be approximately $0.10 to $0.12 on a GAAP basis, and $0.12 to $0.14 on a pro forma basis, excluding amortization expense of approximately $2.4 million related to the approximately $12 million of other intangible assets for the year ending Dec. 31, 2005.

A conference call pertaining to this event will take place today at 12:00 p.m. ET. To join via telephone, please dial 888-609-4128 at least five minutes prior to the start of the call. International participants should dial 706-679-3529. For a telephone replay, dial 800-642-1687. If calling internationally, dial 706-645-9291. Use conference ID number 5775027.

Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to channel partners worldwide. Its products include the SANnet® II family of storage systems, SANscape® storage management software, SANpath® storage networking software and professional training, support and service. For more information, visit Dot Hill on the Web at www.dothill.com.

Dot Hill, the Dot Hill logo and SANnet are trademarks of Dot Hill Systems Corp. All other trademarks and names are the property of their respective owners.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding Dot Hill’s ability to provide enhanced product offerings and engineering capabilities, generate increased revenues, sales margins and market share and offer more competitive pricing and faster time to market, the impact of the transaction on Dot Hill’s earnings per share and the timing of the integration of the Chaparral technology into Dot Hill’s products. Factors that could cause or contribute to such differences include, but are not limited to, the risks inherent in acquisitions of technologies and businesses, including the integration of separate workforces, the timing and successful completion of technology and product development through production readiness, the integration of such technologies and businesses into Dot Hill’s products, unanticipated expenditures associated with the transaction, the effect of the transaction on Dot Hill’s relationships with its customers, suppliers and strategic partners, the ability of Dot Hill to retain key personnel, the impact of the transaction on pending or future legal proceedings and the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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